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                                 EXHIBIT 99.1


Wednesday, January 13, 6:10 pm Eastern Time

Company Press Release

Ventas, Inc. Announces Quarterly Cash
Dividend of $0.39 Per Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--Jan. 13, 1999--Ventas, Inc. (NYSE:VTR - news) today announced that its Board of Directors declared a quarterly cash dividend of $0.39 per share on the Company's stock. The quarterly cash dividend will be distributed on February 17, 1999, to shareholders of record as of the close of business on January 29, 1999.

Ventas, Inc. also announced that its Board of Directors had reaffirmed its intention to qualify as a Real Estate Investment Trust (REIT) for federal income tax purposes for 1999. Ventas indicated that it expects to meet the required REIT qualification tests.

Thomas T. Ladt, President and Chief Executive Officer, stated, "We appreciate the patience our shareholders have shown as we prepared in 1998 to meet the qualifications as a REIT in 1999.

Ventas, Inc. is a REIT that owns 219 nursing centers, 46 hospitals and 8 personal care facilities in 36 states.

The statements in this press release regarding meeting REIT qualification tests are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to numerous uncertainties. Certain of the REIT qualification tests include distributing 95% of its taxable income to shareholders. Ventas receives substantially all of its revenue in the form of lease payments from subsidiaries of Vencor, Inc., a long-term care hospital, nursing home and ancillary service provider. Any event that adversely affects Vencor's ability to satisfy its obligations to Ventas may adversely affect Ventas' ability to meet the aforementioned distribution requirements. Vencor is subject to numerous uncertainties inherent to the healthcare business, including changes in law and regulation or the application thereof, competitive pressures and other factors set forth in Vencor's filings with the Securities and Exchange Commission. Ventas also is subject to other factors that could affect its available cash to distribute to shareholders without reducing its taxable income thereby adversely affecting its ability to meet the required distribution requirements.

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Contact:

     Ventas Inc., Louisville
     Steven T. Downey, 502/596-2140